FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                         FILE NUMBER 333-61413


                TWENTY-FIRST PROSPECTUS SUPPLEMENT TO PROSPECTUS
                              DATED AUGUST 24, 1998

                                8,370,248 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK


This   Twenty-First   Prospectus   Supplement  (the   "Twenty-First   Prospectus
Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement"), the Sixth Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement"), the Seventh Prospectus Supplement dated December 2, 1998 (the "Seventh Prospectus Supplement"), the Eighth Prospectus Supplement dated December 4, 1998 (the "Eighth Prospectus Supplement"), the Ninth Supplement dated December 21, 1998 (the "Ninth Prospectus Supplement"), the Tenth Prospectus Supplement dated December 28, 1998 (the "Tenth Prospectus Supplement"), the Eleventh Prospectus Supplement dated January 14, 1999 (the "Eleventh Prospectus"), the Twelfth Prospectus Supplement dated February 12, 1999 (the "Twelfth Prospectus Supplement"), the Thirteenth Prospectus Supplement dated March 2, 1999 (the "Thirteenth Prospectus Supplement"), the Fourteenth Prospectus Supplement dated March 25, 1999 (the "Fourteenth Prospectus Supplement"), the Fifteenth Prospectus Supplement dated April 27, 1999 (the "Fifteenth Prospectus"), the Sixteenth Prospectus Supplement dated June 16, 1999 (the "Sixteenth Prospectus Supplement"), the Seventeenth Prospectus Supplement dated July 6, 1999 (the "Seventeenth Prospectus Supplement"), the Eighteenth Prospectus Supplement dated July 8, 1999 (the "Eighteenth Prospectus Supplement"), the Nineteenth Prospectus Supplement dated July 19, 1999 (the "Nineteenth Prospectus Supplement") and the Twentieth Prospectus Supplement dated August 26, 1999 (the "Twentieth Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 8,370,248 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the
Thirteenth  Prospectus  Supplement,  the Fourteenth Prospectus  Supplement,  the
Fifteenth  Prospectus  Supplement,  the  Sixteenth  Prospectus  Supplement,  the
Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement and the Twentieth Prospectus Supplement are hereby supplemented to reflect (a) the distributions made by Charter Ventures II, L.P. to (i) Pacific Coast Investors, Ltd. in the amount of 19,694 shares;
(ii) Chavencap, Ltd in the amount of 1,363 shares; (iii) A. Barr Dolan in the amount of 1,104 shares; (iv) Wellington Trust, Robert Cohn, Trustee in the amount of 73 shares; (v) Jere E. Goyan in the amount of 73 shares; (vi) Donald
C. Harrison in the amount of 73 shares; (vii) Robert K. Jaedicke, Family Trust in the amount of 73 shares; (viii) Fred M. Schwarzer in the amount of 73 shares;
(ix) Erik D. Lassila in the amount of 73 shares; and (x) Andrew K. Klatt in the amount of 37 shares and (b) the distribution made by VLG Investments 1996 to Edgar B. Kale III in the amount of 92 shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth
Prospectus  Supplement,  the  Fifteenth  Prospectus  Supplement,  the  Sixteenth
Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement ,the Nineteenth Prospectus Supplement and the Twentieth Prospectus Supplement. This Twenty-First Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth Prospectus
Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus and the Twenty-First Prospectus Supplement and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth
Prospectus  Supplement,  the  Fifteenth  Prospectus  Supplement,  the  Sixteenth
Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement and the Twenty-First Prospectus Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus, the
Thirteenth  Prospectus  Supplement,  the Fourteenth Prospectus  Supplement,  the
Fifteenth  Prospectus  Supplement,  the  Sixteenth  Prospectus  Supplement,  the
Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement and the Twentieth Prospectus Supplement. Capitalized terms used in this Twenty-First Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

             THE DATE OF THIS TWENTY-FIRST PROSPECTUS SUPPLEMENT IS
                                SEPTEMBER 9, 1999

                              SELLING STOCKHOLDERS

         On August 19, 1999, of the Shares beneficially owned by Charter Ventures II, L.P. reflected in the Prospectus and the supplements thereto, (i) 19,694 of which were distributed to Pacific Coast Investors, Ltd.; (ii) 1,363 of which were distributed to Chavencap, Ltd.; (iii) 1,104 of which were distributed to A. Barr Dolan; (iv) 73 of which were distributed to Wellington Trust, Robert Cohn, Trustee; (v) 73 of which were distributed to Jere E. Goyan; (vi) 73 of which were distributed to Donald C. Harrison; (vii) 73 of which were distributed to Robert K. Jaedicke, Family Trust; (viii) 73 of which were distributed to Fred
M. Schwarzer; (ix) 73 of which were distributed to Erik D. Lassila; and (x) 37 of which were distributed to Andrew K. Klatt. On September 9, 1999, of the Shares beneficially owned by VLG Investments 1996 reflected in the Prospectus and the supplements thereto, 92 of which were distributed to Edgar B.
Cale III. The table of Selling Stockholders in the Prospectus and the supplements thereto are hereby amended to reflect such distributions and supplemented to specifically include Shares received in such distributions.